SCHEDULE 14A

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SCHEDULE 14A INFORMATION

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Herbert M. Allison, Jr. Chairman, President and Chief Executive Officer, TIAA President and Chief Executive Officer, CREF 212.490.9000 email: hallison@tiaa-cref.org
September 30, 2005

The Honorable Sarah Steelman
State Treasurer
301 West Capitol Avenue
Jefferson City, Missouri 65101

Dear Treasurer Steelman:

     Let me again thank you and your staff for meeting with Bert Scott, Karen Elinski and me earlier this week. We appreciated the opportunity to review communications that occurred prior to the MO$T Board’s vote August 15 against the new fee rates recommended by the independent Trustees of the TIAA-CREF Institutional Mutual Funds. I found the discussion very productive.

     We sincerely apologize to you for any confusion caused as a result of our communications to you during the proxy process. I will reiterate in this letter what I said to you on Tuesday. Our people’s actions were guided by their understanding of TIAA-CREF’s nonprofit status, our long-standing commitment to the best interests of our participants and clients, the concept of transparency, and compliance. Thus, in order to avoid any appearance of conflict with their fiduciary role as investment advisor to the MO$T program, your primary contacts with TIAA-CREF on matters relating to MO$T, the personnel of Tuition Financing Inc. (TFI) were instructed that they should not “advocate” for the fee increases proposed by personnel of another TIAA-CREF entity, Teachers Advisors, Inc. (the Advisor). Only someone speaking on behalf of the Advisor or TIAA-CREF as a whole could do that. While we had the right combination of people on a July 14 conference call with your office to discuss the proxy, we now recognize that the Advisor also should have had a representative present at the August 15 meeting when the MO$T Board was asked to vote on the proposed new management agreement. This led to unanswered questions and the Board’s inevitable confusion about the need for, and benefit of, the changes.

     With that in mind, the information below provides insight into the rationale behind the proposed new investment management agreement and memorializes the primary subjects we discussed.

1)      Nature and extent of the deliberations by the Independent Trustees of the TIAA-CREF Institutional Mutual Funds Board

     I wish to emphasize several key points that we discussed and that were included in the proxy statement of July 5, 2005:

The Board of the Funds is relatively rare among fund boards, in that it is comprised entirely of trustees who are independent of the Advisor.

The Board’s approval to seek a new investment management agreement and associated increase in the advisory fees on some of the Funds was not granted quickly or lightly. To the contrary, it was only approved after lengthy diligence and deliberation.

To satisfy the Board’s fiduciary responsibilities, Trustees had to be confident that the proposed new fee structure was fair and reasonable to shareholders in keeping

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with TIAA-CREF’s tradition of providing high-quality investment management service at fee levels that are among the lowest in the industry.

At the Board’s request, the Advisor agreed to waive a portion of its fees on the Growth Equity and Growth & Income funds, until such time as their performance improves

Institutional Shareholders Services, in a report dated August 4, 2005, affirmed these conclusions and recommended approval.

2)      Need for and benefits of the proposed new investment management agreement

     Among the issues the Board considered was the fact that the Advisor had set its fees at extremely low levels, making it difficult for the Advisor to sustain the level and quality of management and service shareholders expect. The Advisor informed the Board that, absent a new agreement, it would need to consider alternative options, including closing certain funds to new investments or liquidating the fund(s).

     The Board was persuaded that the increase in the investment management fees for our actively managed mutual funds would provide the Advisor both the flexibility and revenues to enable it to better deliver the best possible returns to shareholders, while at the same time remaining one of the lowest cost providers.

     Specifically, the Advisor may use these revenues to: (i) attract and retain additional portfolio managers and securities analysts, (ii) invest in new or upgrade equity and fixed income trading platforms to more efficiently buy and sell securities for the mutual fund portfolios, and (iii) provide for revenue to fund additional and enhanced best execution testing which will continue to ensure that the portfolios receive the best possible price on securities trades. In addition, it was clear to the Board that the expense of operating mutual funds has increased due to additional regulatory requirements. The proposed fee increase will better enable the Advisor to pay for these increasing regulatory expenses.

3)      New investment methodology

     With respect to the active equity choices available under the MO$T plan, some aspects of their management have changed while others will stay the same.

  In our Growth Equity and International Equity funds, we found that our previous quantitative techniques for building these portfolios around stock picks by active managers could be improved. We worked to enhance the methodology for managing these funds by moving to allow the active portfolio managers to build the portfolios directly. Our quantitative managers continue as active members of each fund’s portfolio management team, working to manage the funds’ cash positions and ensure that the funds remain within their guidelines for relative risk versus their respective benchmarks. Also, we continue to increase our investment in an expanding team of fundamental equity analysts with the aim of deepening our coverage and improving relative performance.

  Under both the previous and enhanced methodologies, the Funds’ benchmarks, their guidelines for relative risk and goals for incremental return remain the same. Their goal remains top quartile performance through consistently adding incremental value versus the benchmark.
  In cases such as Growth Equity, we changed the management team in response to poor performance, including appointing a new management team in 2003. If we need to make additional changes to improve performance in the future, we will do so. [Under separate cover we will provide biographical information on the new management team.]

Significantly, the above changes have contributed to improved relative performance in the Growth Equity and International Equity Funds:

  For the one-year period ending August 31, the International Equity Fund is outperforming its benchmark.
  These changes have resulted in improved risk-adjusted performance as exhibited by Morningstar. The Morningstar risk-adjusted ratings are 3 stars for Growth Equity and 4 stars for International Equity. We believe that continued improvements in performance will also improve the Morningstar Overall Star Ratings, which stand at 2 stars for Growth Equity and 3 stars for International Equity.

4)      Commitment to obligations under current contract in managing the MO$T program

     We remain thoroughly committed to the MO$T program for the duration of our contract, regardless of the status of the proposed investment management agreement. In fact, while the contract outlines the baseline of products and services that we provide to MO$T, TFI has consistently sought to enhance the MO$T program whenever possible, subject to the approval of the Treasurer and the MO$T Board.

     For example, TFI added the 100% Equity Option to enhance account owner choice and has developed the MO$T Advisor program which broadened distribution channels. TFI believed that these enhancements were necessary to the continuing viability of the Program. We charged no additional fees for the implementation of these enhancements despite the considerable operational and legal expenses incurred to implement them.

     While TFI had sought previously to add other new investment options, the previous MO$T Board believed that three investment options under the direct program were the appropriate offering.

     In 2005, TFI sought to increase the awareness of the MO$T Program and hired a public relations firm to raise awareness of the MO$T Program via the media. TFI also hired two additional wholesalers located in the TIAA-CREF St. Louis office to market the MO$T Advisor program more proactively. To encourage more sales, TFI also increased staffing at the phone center that services the Advisor program.

     TFI’s commitment to the MO$T program, superior services and innovation has been, and will continue to be, unwavering.

5)      Importance of the proposed IMF investment management agreement and associated fee increases to TIAA-CREF

     Mutual funds are a cornerstone of TIAA-CREF's strategy for serving the financial needs of our institutional and individual clients. A sustainable structure for the funds is essential for their inclusion in our employer-sponsored retirement plans and other financial programs. The proposed investment management agreement would help us continue to deliver high quality services at the lowest fees possible for our state 529 plans.

     I hope this information provides insight into the rationale behind the proposed new investment management agreement and answers the questions you raised about the process.1 Again, thank you and your staff for meeting with us.2 Please call me personally if there is anything further you would like to discuss.

Best regards,

1 This communication is part of TIAA-CREF Institutional Mutual Funds’ (the “Funds”) effort to explore with shareholders the feasibility of pursuing a proxy vote to approve a new investment management agreement. Accordingly, we are filing it with the Securities and Exchange Commission. If the Funds determine to pursue the proxy solicitation, shareholders will receive a proxy statement. You will also be able to get the proxy statement, and any other relevant documents filed with the Securities and Exchange Commission (SEC), free of charge at the SEC’s website. Please read the proxy statement if and when it is available because it will contain important information about your vote.

2 Since our meeting Tuesday took place during the “black out” period for the MO$T RFP – and this letter will be filed on EDGAR as required – I want to memorialize that we did not stray into discussions that would not be permitted by the State procurement requirements. We were both well guided by counsel on this matter who advised that a discussion solely focused on issues arising from MO$T’s status as an institutional shareholder of TIAA-CREF Institutional Mutual Funds and our ongoing stewardship of the MO$T program through termination date should not provide grounds for either rejection or TIAA-CREF’s bid or any disbarment proceeding.